Exhibit 10.2

THIRD AMENDED AND RESTATED PROMISSORY NOTE

Salt Lake City, Utah

$7,091,162.00	July 6, 2020

WHEREAS, Maker (as defined below) previously executed that certain Promissory Note dated May 30, 2014 (the “Initial Note”), which Initial Note was amended and restated on December 31, 2015, and further amended on August 8, 2017 in the principal amount of Seven Million Seven Hundred Forty-Six Thousand Seven Hundred Seventeen and no/100 Dollars ($7,746,717.00) for the benefit of Lender (as defined below) (the “Second Amended and Restated Note”);

WHEREAS, Maker and Lender desire to amend and restate the Second Amended and Restated Note to reduce the current interest rate to a fixed interest rate of two percent (2%) and defer the first interest payment that was otherwise due on December 31, 2020 to first being due on December 31, 2021; and

WHEREAS, as of the date hereof, Maker has paid Lender all accrued and unpaid interest due and owing on the Second Amended and Restated Note through December 31, 2019;

NOW, THEREFORE, the Second Amended and Restated Note is hereby amended and restated in its entirety with this Note to read as follows:

TRONCO ENERGY CORPORATION, a Delaware corporation, (“Maker”) for value received, promises and agrees to pay to the order of SUPERIOR DRILLING PRODUCTS, INC., a Utah corporation or its Assigns (herein called “Lender” which term shall herein in every instance refer to the owner or holder of this Third Amended and Restated Promissory Note (“Note”)), at 1583 S. 1700 E. Vernal, UT 84078, or at such other place as Lender may hereafter designate in writing, in lawful money of the United States of America, the principal sum of SEVEN MILLION NINETY ONE THOUSAND ONE HUNDRED SIXTY TWO and No/Dollars ($7,091,162.00) (the “Loan”), or so much thereof as may be outstanding from time to time under the terms and limitations of the Third Amended and Restated Loan Agreement dated as of the date hereof by and between Lender and Maker (the “Agreement”), together with interest accruing during the term hereof on the principal balance from time to time outstanding until paid, at the fixed interest rate of two percent (2%) per annum. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

From and after the date hereof, the outstanding principal balance of this Note and the Loan described in the Agreement is and shall be a fixed term loan and no further advances will be made under the terms of this Note or under the terms of the Agreement, provided however additional sums may be added to the principal balance of this Note, from time to time, as provided for hereinbelow.

The principal of this Note has been fully advanced to the Maker hereof prior to the date hereof.

Maker shall repay the outstanding principal balance due (together with accrued interest thereon) under this Note paid as follows:

(1)	An interest only payment on December 31, 2021 of all accrued interest as of such date; and

(2)	All principal and accrued, unpaid interest shall be due on December 31, 2022 (the “Maturity Date”).

All payments made by Maker shall be applied in the following order:

(1)	All accrued and unpaid interest; and

(2)	All outstanding and unpaid principal on the Note.

The principal balance of this Note, all accrued but unpaid interest, and all other amounts due under this Note (collectively the “Indebtedness”), may be prepaid, in whole or in part, at any time from and after the date of this Note, without premium or penalty. For the purposes hereof, any prepayments upon the Indebtedness shall be applied in the manner and order as provided for in Section 2.4 of the Agreement.

TIME IS OF THE ESSENCE IN REGARDS TO MAKER’S PAYMENT OBLIGATIONS HEREUNDER.

If a payment on this Note shall become due on a Saturday, Sunday or public holiday under the laws of the State of Utah on which day Lender is not open for business, such payment shall be made on the next succeeding business day of Lender, unless the effect of such extension would be to carry the payment over to the next calendar month, in which case such payment shall be due on the preceding business day of Lender, and such extension or reduction of time shall in such case be included in computing interest in connection with such payment. All sums required to be paid hereunder shall be applied first to any sums expended by Lender to preserve or protect the collateral securing this Note (including advances, if any, made to pay the taxes thereon), then to any reasonable attorneys’ fees incurred by Lender in enforcing the provision of this Note or any document securing same, if any, then to accrued interest and then to principal, except that Maker may prepay any principal amount prior to its due date. Provided however, if at any time Lender receives, from Maker or otherwise, any amount applicable to the Loan which is less than all amounts due and payable at such time, Lender may apply that payment to amounts then due and payable in any manner and in any order determined by Lender, in Lender’s discretion. Maker agrees that neither Lender’s acceptance of a payment from Maker in an amount that is less than all amounts then due and payable nor Lender’s application of such payment shall constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction.

To the extent permitted by applicable law, any payments due hereunder not received by Lender on or before the fifth (5th) day following the date on which such payment is due shall bear interest from the date of notice to Maker of such nonpayment or other occurrence which gives rise to such amount being owed to the Lender, until paid, equal to the prime rate of interest quoted by J.P. Morgan Chase Bank from time to time, plus three percent (3%) per annum. Maker acknowledges that its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Loan evidenced by this Note, and that it is extremely difficult and impractical to determine those additional expenses. Maker agrees that the late charge payable pursuant to this Paragraph represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional expenses Lender will incur by reason of such late payment.

Neither this Note nor any of the other Loan Documents shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate greater than the maximum interest rate permitted to be charged under applicable law. If any applicable law limiting the amount of interest or other charges permitted to be collected from Maker in connection with the Loan is interpreted so that any interest or other charge provided for in any Loan Document, whether considered separately or together with other charges provided for in any other Loan Document, violates that law, and Maker is entitled to the benefit of that law, that interest or charge is hereby reduced to the extent necessary to eliminate that violation. The amounts, if any, previously paid to Lender in excess of the permitted amounts shall be applied by Lender to reduce the unpaid principal balance of this Note. For the purpose of determining whether any applicable law limiting the amount of interest or other charges permitted to be collected from Maker has been violated, all indebtedness that constitutes interest, as well as other charges made in connection with the indebtedness that constitute interest, shall be deemed to be allocated and spread ratably over the stated term of the Note. Unless otherwise required by applicable law, such allocation and spreading shall be effected in such a manner that the rate of interest so computed is uniform throughout the stated term of this Note.

If an Event of Default (as defined below) be made in the performance of Maker under this Note, then the Lender may, at Lender’s option, declare the entire unpaid principal hereof and all accrued interest on this Note immediately due and payable without additional notice, demand or presentment, all of which are hereby waived, and upon such Lender hereof shall have the right to foreclosure or otherwise enforce all liens or security interest securing payment hereof, or any part hereof, and offset against this Note any sum or sums owed by the Lender to Maker. Failure of the Lender to exercise this option shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent Event of Default.

2

For purposes hereof, an “Event of Default” shall mean:

(1)	the failure by Maker to perform any obligation to pay principal or interest when due under the Note after receipt of written notice of such failure to pay and after the expiration of a five (5) day grace period;

(2)	the failure by Maker or any other obligor to perform any other obligation or to pay any other sum when due under the terms of the Note or any other Loan Document; or

(3)	Maker’s assignment for the benefit of creditors or becoming the subject of any voluntary of involuntary bankruptcy proceeding; or

(4)	The filing of any bankruptcy proceeding, either voluntary or involuntary by or against any Guarantor of this Note as same are described in the Agreement.

Except as otherwise provided hereinabove, Maker and each surety, guarantor endorser and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive presentment and demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to accelerate, notice of intent to demand, diligence in collecting, and grace, and consent to all extensions without notice for any period or periods of time and partial payments, before or after Maturity, without prejudice to the Lender. The Lender shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice of any other party, and to grant any such party an extensions of time for payment of any of said indebtedness, or to release part or all of the collateral securing this Note, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

If the Lender expends any effort in any attempt to enforce payment of all or any part or installment of any sum, either principal and/or interest, due and the Lender, or if this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay all reasonable collection costs and fees incurred by the Lender, including reasonable attorney’s fees and expenses.

This Note is made and is deemed performable at 1583 S. 1700 E. Vernal, UT 84078, and Maker and each surety, guarantor, endorser and other party ever liable for payment of any sums of money on this Note, jointly and severally waive the right to be sued hereon elsewhere. This Note shall be governed by and construed in accordance with the laws of the State of Utah.

Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by the Lender and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the Lender except to the extent that actual cash proceeds of such instruments are unconditionally received by the Lender and applied to this indebtedness in the manner elsewhere herein provided.

It is the intention of the parties to comply strictly with applicable usury laws of the State of Utah, if any; accordingly, notwithstanding any provision to the contrary in this Note or in any of the documents securing the payment hereof or otherwise relating hereto, in no event shall this Note or such documents require or permit the payment, taking, reserving, receiving, collection or charging of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is called for, contracted for, charged, taken reserved or received in connection with the loan evidenced by this Note or in any of the documents securing the payment hereof or otherwise relating hereto, or in any communication by Lender or any other person to Marker or any other person, or in the event all or part of the principal or interest hereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstances whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under this Note shall exceed the maximum amount of interest permitted by applicable usury laws, then in any such event it is agreed as follows: (i) the provisions of this paragraph shall govern and control, (ii) neither the Maker nor any other person or entity now or hereafter liable for the payment of this Note shall be obligated to pay the amount of interest permitted by applicable laws, (iii) any such excess which is or has been received notwithstanding this paragraph shall be credited against the then unpaid principal balance hereof or, if this Note has been or would be paid in full by such credit, refunded to Maker, and (iv) the provision of this Note and the document securing the payment hereof and otherwise relating hereto, and any communication to Maker, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the maximum lawful rate allowed under applicable laws as now or hereafter construed by courts having jurisdiction hereof or thereof. The terms of this paragraph shall be deemed to be incorporated in every Loan Document, and any communication relating to this Note and the Loan.

3

This Note is secured. This Note is given in renewal and full substitution of that certain Second Amended and Restated Note.

This Note is dated as of the date set forth first above. In the event of a conflict between this Note and the Agreement, the terms of the Agreement, shall be deemed controlling.

NOTICE OF NO ORAL AGREEMENTS. THIS DOCUMENT AND ALL OTHER LOAN DOCUMENTS RELATING TO THIS LOAN OR REFERRED TO ABOVE TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THIS LOAN.

MAKER:

TRONCO ENERGY CORPORATION

By:
G. Troy Meier, President

4